EXHIBIT (d)

Securities of the Registrant Outstanding as of

June 30, 2007

Outstanding Indebtedness of QTC (Face Value)

Maturity Analysis

	As at June 30, 2007
	0-3 months	3-12 months	1-5 years	Over 5 Years	TOTAL
	(in $ millions)
Offshore Debt (1)	1423	202	4971	5444	12040
Domestic Debt (2)(3)	1955	194	11232	7420	20801
TOTAL ($M)	$3378	$396	$16203	$12864	$32841

(1)

These totals have been translated into Australian dollars at a rate of exchange applicable at the balance date and do not include the net effect of currency swaps and forward currency contracts. They include US$189 million outstanding under the Corporation’s United States and European commercial paper facilities as at 30 June 2007 (2006: US$80.8 million and US$135 million outstanding under a Euro Medium-Term Note facility as at 30 June 2007 (2006: US459 million).

(2)	Maturities of discounted loans are included at face value.
(3)	These totals include A$380 million outstanding under the Corporation’s Australian dollar Treasury note facility as at 30 June 2007 (2006: A$Nil million).

Government Debt

At the end of this exhibit is a list of all outstanding debt issued by QTC.

Other Guaranteed Debt and Contingent Liabilities

Under the provisions of the Act and the Statutory Bodies Financial Arrangements Act 1982 (as amended by the Statutory Bodies Financial Arrangements Amendment Act 1996), financial arrangements entered into by a statutory body may be guaranteed by the Treasurer on behalf of the Government of Queensland. That legislation also preserves similar guarantees given under legislation that it replaced. In addition, the Industrial Development Act 1963 preserves guarantees of borrowings of other bodies made under the Industrial Development Act 1963-1981. Guarantees are also given in respect of borrowings made by Co-operative Housing Societies which on-lend funds for home purchase.

The Queensland Government also guarantees all insurance policies issued prior to December 1, 1996 by the Suncorp Insurance and Finance Corporation (“Suncorp”). Suncorp, together with Suncorp Building Society and Queensland Industry Development Corporation merged with Metway Bank Limited with effect from December 1, 1996. Pursuant to the provisions of the State Government Institution and Metway Merger Facilitation Act 1996, all insurance policies (principally concerning life insurance, general insurance and superannuation) issued by Suncorp prior to December 1, 1996 will continue to be guaranteed by the Queensland Government.

The State’s contingent liabilities on account of guaranteed debt (other than the debt detailed under Queensland Treasury Corporation) equates to approximately $3 billion as at 30 June 2007.

(d)-1

Exchange Rate of the Australian Dollar

Exchange rates for the major currencies in which debt of Queensland Treasury Corporation and Queensland is denominated, expressed as an Australian dollar against the foreign currency equivalent are shown in the table below:

Currency As at June 30	2002-03	2003-04	2004-05	2005-06	2006-07
US Dollar	0.6674	0.6889	0.7637	0.7433	0.8487
Japanese Yen	79.99	74.82	84.14	85.11	104.70
Swiss Franc	0.9025	0.8721	0.9778	0.9150	1.0453
Pounds Sterling	0.4038	0.3815	0.4224	0.4049	0.4236
Euro	0.5840	0.5702	0.6315	0.5841	0.6311
NZ Dollar	1.1454	1.0970	1.0907	1.2159	1.1025

Source: Reserve Bank of Australia

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OUTSTANDING DOMESTIC A$ INDEBTEDNESS AS AT JUNE 30, 2007*

DOMESTIC DEBT (Australian Financial Year) Coupon Rate (% per annum)	Face Value (in dollars)	Market Value (in dollars)	Date of Maturity
8.00	1,821,799,000.00	1,870,414,878.88	September 14, 2007
6.00	3,701,785,000.00	3,758,005,415.12	July 14, 2009
5.50	2,969,295,000.00	2,897,482,342.30	May 14, 2010
6.00	3,658,758,000.00	3,576,308,130.93	June 14, 2011
6.00	2,608,486,000.00	2,578,253,727.69	August 14, 2013
6.00	2,122,936,000.00	2,061,766,132.45	October 14, 2015
6.00	1,738,045,000.00	1,687,899,929.94	September 14, 2017
6.00	578,182,000.00	549,706,598.33	June 14, 2021
2.75	277,594,400.00	277,090,376.90	June 14, 2011
Zero	336,373,537.46	259,092,990.00	June 14, 2011
Various	513,704,390.93	511,760,973.26	Various 2007
Various	255,016,983.59	253,132,049.47	Various 2008
Various	114,848,150.00	113,548,754.90	Various 2009
Various	51,798,700.00	51,098,994.85	Various 2010
Various	36,750,000.00	36,499,448.62	Various 2011
Various	2,340,700.00	2,413,399.72	Various
Various	1,695,618.00	1,763,084.54	Various
Various	11,829,520.00	14,043,589.68	Various
Total Domestic A$ Indebtedness	20,801,237,999.98	20,500,280,817.58

OUTSTANDING FOREIGN CURRENCY DENOMINATED OFFSHORE INDEBTEDNESS OF

QUEENSLAND TREASURY CORPORATION (CP’s)

As at June 30, 2007

(at Face Value)

Year of Issue	Currency	Amount	Coupon	Maturity	A$ Market Valuation
2007	EUR	14,000,000.00	3.800%	Oct 16, 2007	21,879,536.10
2006	HKD	215,000,000.00	3.952%	Aug 07, 2007	32,222,852.92
2007	SGD	26,000,000.00	2.392%	Aug 07, 2007	19,916,761.72
2006	USD	10,000,000.00	5.23%	July 13, 2007	11,746,673.10
2007	USD	99,000,000.00	5.18%	Oct 31, 2007	114,416,050.74
2007	USD	10,000,000.00	5.17%	Nov 02, 2007	11,553,780.76
2007	AUD	7,750,000.00	6.13%	Sept 04, 2007	7,664,798.45

Total					219,400,453.79

(d)-3

OUTSTANDING AUSTRALIAN DOLLAR DENOMINATED OFFSHORE DEBT OF

QUEENSLAND TREASURY CORPORATION

GLOBAL A$ BONDS AUD

as at June 30, 2007

Interest Coupon	Maturity Date	Face Value(A$)	Market Value(A$)
8%	Sept. 14, 2007	1,351,086,000.00	1,387,140,599.49
6%	July 14, 2009	1,997,628,000.00	2,027,935,283.81
5.5%	May 14, 2010	1,104,000,000.00	1,077,337,283.12
6%	June 14, 2011	1,887,283,000.00	1,844,711,656.39
6%	Aug 14, 2013	1,780,587,000.00	1,759,932,112.33
6%	Oct 14, 2015	2,669,024,000.00	2,592,017,303.85
6%	Oct 14, 2017	869,455,000.00	844,355,051.70

TOTAL		11,659,063,000.00	11,533,429,290.69

A$ EURO-MEDIUM TERM NOTES

as at June 30, 2007

Year of Issue	Coupon Rate	Maturity Date	Face Value(A$)	Market Value(A$)
2005	5.01%	August 26, 2009	25,000,000.00	24,505,564.88
2005	12.00%	June 7, 2013	45,000,000.00	56,251,948.54
2003	4.52%	April 14, 2008	20,600,000.00	20,458,599.74
2003	4.57%	May 19, 2008	31,300,000.00	30,898,460.24
2003	12.0%	September 14, 2009	15,000,000.00	17,070,705.09
2003	0.50%	May 19, 2010	2,000,000.00	18,452,735.58

	TOTAL		158,900,000.00	167,638,014.07

(d)-4